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[Letterhead]
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                                                                   NEWS RELEASE

FOR RELEASE: IMMEDIATE
CONTACT: JAMES M. DEANGELIS
         MELISSA C. BERKOWITZ
         (212) 308-5800

     COMMODORE APPLIED TECHNOLOGIES, INC. AND GLOBAL ENERGY INVESTORS, LLC
                   ENTER INTO DEFINITIVE AGREEMENT TO MERGE

New York, New York, May 10, 1999,--Commodore Applied Technologies, Inc. ("Commodore")(ASE: CXI, CXIW) announced today that it executed the definitive agreement between Commodore and Global Energy Investors, LLC ("Global") anticipated by a Letter of Intent that Commodore and Global entered into on March 25, 1999. The definitive agreement now has been ratified by the Boards of both Commodore and Global. Pursuant to the definitive agreement, Commodore will initially acquire 50% of Global and has, under certain circumstances, the right and obligation to eventually acquire 100% of Global. Global's principal officers and shareholders include Robert C. McFarlane, a former National Security Advisor to President Ronald Reagan, and Robert Traylor, a 40-year veteran in the nuclear industry and co-founder and former CEO of Management Analysis Company, a leading nuclear power consulting firm.

Global creates and manages power projects in emerging foreign markets. Global's business involves identifying profitable, existing power plants and purchasing them from the government of emerging market countries and operating and/or expanding those plants. Additionally, Global identifies unmet predictable needs for power and works with government to modernize existing plants or to develop, own and operate new plants. Currently, Global is in the process of, developing a 330 megawatt hydroelectric generating plant in Brazil; developing a 600 megawatt coal-fired electric generating station in China; planning to rehabilitate, operate and maintain an 850 megawatt plant in the Philippines; and, the acquisition of a 1,000 megawatt coal fired plant in China. Global also has plans to focus on the acquisition and operation of nuclear plants in the United States.

Immediately following Commodore's initial acquisition of 50% of Global, the combined companies will focus their attention primarily on the following:

- Expansion of Global's existing business for the development of independent power generation projects which currently consists of the development of more than 2,000 megawatts of power plant projects in emerging foreign markets.

- Expansion of Commodore's existing business, including Commodore Advanced Sciences, Inc., with approximately $80 million of contract backlog including WIPP contract at Carlsbad, NM and the application of Commodore's SET-TM- Technology to the decontamination of radioactive mixed wastes.

- Acceleration of Global's plan for the acquisition of nuclear power plants located in the United States.

-        Acceleration of Commodore's plan for the treatment of nuclear waste.

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150 East 58th Street    Suite 3400    New York, NY 10155-0070    (212)308-5800
                              Fax (212)753-0731
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Commodore Applied Technologies, Inc.
May 10, 1999
Page 2


Under the terms of the definitive agreement, Commodore will acquire a 50% interest in Global for an investment into Global of 50,000 shares of Commodore convertible preferred stock and for an investment into Global of $2.5 million in cash. The convertible preferred stock will have a conversion price of $.50 per shares will be non-dividend bearing and Global will be obligated to convert the preferred stock into Commodore's common stock upon the earlier of March 31, 2001 or when Commodore's common stock trades above $.50 per share for twenty (20) days. Each share of the convertible preferred stock is convertible into 200 shares of Commodore's common stock. Commodore's acquisition of Global is conditioned upon the raising of $10 million in new working capital for Commodore, $2.5 million of which will be invested into Global as part of the purchase price for Commodore's 50% interest in Global. Under the definitive agreement Commodore must raise $10 million in new working capital by August 31, 1999. Commodore is optimistic that it can successfully raise the new working capital within that timeframe. In the event Commodore fails to raise the additional working capital within that timeframe. In the event Commodore fails to raise the additional working capital by August 31, 1999, either Commodore or Global may terminate the definitive agreement.

Upon completion of Commodore's acquisition of 50% of Global, Commodore expects to elect Mr. Robert McFarlane, as Chairman of the Board and Mr. Robert Traylor and Mr. Paul Hannesson, as Vice Chairmen.

Commodore also has the right and will be obligated to acquire the remaining 50% interest of Global from the Global unit holders for 12.5 million shares of Commodore's common stock at such time that Commodore's common stock trades for at least $2.00 per share for twenty (20) days. Commodore's right and obligation to acquire the remaining 50% of Global will expire if Commodore's common stock does not trade for at least $2.00 for twenty (20) consecutive days within three
(3) years of the date of the definitive agreement.

Expressing his enthusiasm following the approval of each company's Board, Mr. McFarlane stated: "This merger brings together two solid companies whose sum will be far greater than their individual parts. The complementarity between us is very strong. I am optimistic that by this time next year we will have closed two or more solid power projects and two large contracts for the SET-TM- process, which we hope will put us solidly on the board as leaders in power development and mixed waste remediation."

THESE MATERIALS CONTAIN FORWARD-LOOKING STATEMENTS BASED ON A SERIES OF PROJECTIONS AND ESTIMATES REGARDING ECONOMICS WITHIN THE COMPANY'S MARKETS, THE INDUSTRIES IN WHICH THE COMPANY OPERATES, THE EFFECTS OF LEGISLATION AND REGULATIONS, AS WELL AS BUSINESS AND COMPETITIVE OUTLOOK.

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